Hogan Lovells US LLP Harbor East 100 International Drive Suite 2000 Baltimore, MD 21202 T +1 410 659 2700 F +1 410 659 2701 www.hoganlovells.com

March 18, 2014

Board of Directors

GenVec, Inc.

910 Clopper Road, Suite 220N

Gaithersburg, Maryland 20878

Ladies and Gentlemen:

We are acting as counsel to GenVec, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3, as amended (File No. 333-193511) (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to the public offering of certain securities of the Company that may be offered and sold from time to time and on a delayed or a continuous basis as set forth in the Prospectus, dated February 11, 2014 (the “Prospectus”), and the proposed public offering of up to 2,870,000 shares of the common stock, par value $0.001 per share (the “Common Stock”) of the Company (the “Shares”), all of which shares are to be sold by the Company and associated stock purchase rights (the “Rights”), all of which stock purchase rights are to be issued pursuant to the Stockholder Rights Agreement, dated as of September 7, 2011 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”), pursuant to the Purchase Agreements, dated as of March 13, 2014 between the Company and the purchasers party thereto (the “Purchase Agreements”), as described in the supplement to the Prospectus, dated March 13, 2014 (together with the Prospectus, the “Prospectus Supplement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Rights Agreement has been duly authorized, executed, and delivered by the Rights Agent and that the members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

GenVec, Inc.	- 2 -	March 18, 2014

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof, the Shares and the associated Rights have been duly authorized by all necessary corporate action on the part of the Company and, following (i) execution and delivery by the Company of the Purchase Agreements, (ii) issuance and delivery of the Shares in the manner contemplated by the Purchase Agreements and the Registration Statement, and (iii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors and the Pricing Committee of the Board of Directors, the Shares will be validly issued, fully paid, and nonassessable and the associated Rights will be valid and binding obligations of the Company.

It should be understood that the opinion above concerning the Rights does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time and that our opinion above addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on March 18, 2014 and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP